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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ]  Check box if no longer subject to Sec-
     tion 16. Form 4 or Form 5 obligations
     may continue. See Instruction 1(b).
[ ]  Form 3 Holdings Reported
[X]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

  Newman,                          Edward                        G.
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   (Last)                         (First)                       (Middle)


  12701 Fair Lakes Circle, Suite 550
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                                    (Street)

  Fairfax,                          Virginia                22033
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   (City)                            (State)                (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

  Xybernaut Corporation (XYBR)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

  December 31, 2001
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

                            Chief Executive Officer
                            -----------------------
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                5.             6.
                                                                 4.                             Amount of      Owner-
                                                                 Securities Acquired (A) or     Securities     ship
                                                                 Disposed of (D)                Beneficially   Form:      7.
                                                                 (Instr. 3, 4 and 5)            Owned at End   Direct     Nature of
                                      2.            3.           ----------------------------   of Issuer's    (D) or     Indirect
1.                                    Transaction   Transaction                  (A)            Fiscal Year    Indirect   Beneficial
Title of Security                     Date          Code             Amount      or     Price   (Instr. 3      (I)        Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)            and 4)         (Instr.4)  (Instr. 4)
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Common Stock, $.01 par value
per share                             1/18/02       G4               36,400      D              3,056,437      D
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Common Stock, $.01 par value
per share                                  --       --                 --        --     --        761,950      I         By Wife(1)
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                                                                          (Over)
                                                                 SEC 2270 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)           Amount   ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------           or       Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-           Number   ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion              of       (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title    Shares   5)       4)        4)       4)
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Options to
Purchase Common
Stock, $.01 par                                                                Common
value per share     $1.7800  9/10/99           41,665        (2)     9/10/09   Stock    41,665            41,665      D
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Options to
Purchase Common
Stock, $.01 par                                                                Common
value per share     $1.3750  10/1/99           300,000       immed.  10/1/09   Stock    300,000           275,000     D
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Options to
Purchase Common
Stock, $.01 par                                                                Common
value per share     $4.0938  12/3/99           100,000       immed.  12/3/09   Stock    100,000           100,000     D
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Options to
Purchase Common
Stock, $.01 par                                                                Common
value per share     $4.8130  10/20/00  A       50,000        immed.  10/20/10  Stock    50,000            50,000      D
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Options to
Purchase Common
Stock, $.01 par                                                                Common
value per share     $2.2800  12/31/01  A       240,384       immed.  12/31/11  Stock    240,384           240,384     D
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Explanation of Responses:

(1) Mr. Newman disclaims beneficial ownership of all securities held by his wife and this report shall not be deemed an admission that the reporting person is the beneficial owner of these shares for purposes of Section 16 or for any other purpose.
(2) Exercisable in three equal annual installments, beginning September 10, 1999.


 /s/ Edward G. Newman                                          February 12, 2002
-------------------------------------------                    -----------------
**Signature of Reporting Person                                       Date
  Edward G. Newman

*   If the form is filed by more than one  Reporting  Person,  see  Instruction
    4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


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